Hester Capital Management, L.L.C.

Code of Ethics
Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Hester Capital Management, L.L.C. (HCM) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act (“Investment Company Act”).

This Code establishes rules of conduct for all Supervised Persons of HCM and is designed to, among other things, govern personal securities trading activities in the accounts of Access Persons.  The Code is based upon the principle that Hester Capital Management, L.L.C. and its employees owe a fiduciary duty to HCM’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Hester Capital Management, L.L.C. continue to be applied.  The purpose of this Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.  The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both HCM and its employees are prohibited from engaging in fraudulent, deceptive, misleading, or manipulative conduct.  Compliance with this section involves more than acting with honesty and good faith alone.  It means that Hester Capital Management, L.L.C. has an affirmative duty of utmost good faith to act solely in the best interest of its clients

Hester Capital Management, L.L.C. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where HCM is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Hester Capital Management, L.L.C. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with HCM.  Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Hester Capital Management, L.L.C.   HCM’s reputation for fair and honest dealing with its clients has taken considerable time to build.  This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of the President & CEO or the Chief Compliance Officer (CCO) for any questions about the Code or the application of the Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Hester Capital Management, L.L.C.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for employees of Hester Capital Management, L.L.C. in their conduct.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer.  The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of HCM clients will not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Compliance Officer will periodically report to senior management/board of directors of Hester Capital Management, L.L.C. to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

“Access Person” means any Supervised Person who: has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any fund HCM or its control affiliates manage (i.e., Hester Total Return Fund) or is involved in making securities recommendations to clients that are nonpublic.  This definition includes all employees of HCM, as well as the employee’s immediate family members (any relative by blood or marriage living in the employee’s household). This definition does not include outside directors or shareholders, as they do not have access to the aforementioned nonpublic information nor are they involved in making securities recommendations to clients that are nonpublic.

“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

 “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Hester Capital Management, L.L.C. or a control affiliate acts as the investment adviser or principal underwriter for the fund (i.e., Hester Total Return Fund); and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless  Hester Capital Management, L.L.C. or a control affiliate. acts as the  investment adviser or principal underwriter for the fund.

“Reportable Fund” means any registered investment company for which Hester Capital Management, L.L.C. serves as investment adviser (Hester Total Return Fund), including sub-adviser, or any Fund whose adviser is controlled by or under common control with Hester Capital Management, L.L.C.

“Supervised Person” means directors, officers and partners of Hester Capital Management, L.L.C. (or other persons occupying a similar status or performing similar functions); employees of Hester Capital Management, L.L.C.; and any other person who provides advice on behalf of Hester Capital Management, L.L.C. and is subject to Hester Capital Management, L.L.C.'s supervision and control. This definition includes temporary employees.

Standards of Business Conduct

Hester Capital Management, L.L.C. places the highest priority on maintaining its reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect.  The following Standards of Business Conduct sets forth policies and procedures to achieve these goals.  This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.  Such policies and procedures are contained in this Code.  The Code also contains policies and procedures with respect to personal securities transactions of all Hester Capital Management, L.L.C.'s Access Persons as defined herein.  These procedures cover transactions in a Reportable Security in which an Access Person has a beneficial interest or in accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family living in the employee’s household.

Section 206 of the Advisers Act and Section 17 of the Investment Company Act make it unlawful for Hester Capital Management, L.L.C. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive, misleading, or manipulative practices.  This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Conflicts of Interest

The firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.

This code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty. Also prohibited is the use by Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Hester Capital Management, L.L.C.’s policy also prohibits market timing or late trading practices with respect to any Reportable Fund.

Access Persons are required to act in the best interests of the firm’s clients regarding execution and other costs paid by clients for brokerage services. As part of this principle, the Code reminds Access Persons to strictly adhere to the firm’s policies and procedures regarding brokerage (including allocation, best execution, and soft dollars) as outlined in the Compliance Policy Manual.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and Hester Capital Management, L.L.C. to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The SEC can recover the profits gained or losses avoided through the illegal trading, a penalty of up to three times the illicit windfall, and an order permanently barring you from the securities industry.  Finally, Supervised Persons and Hester Capital Management, L.L.C. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised Persons of Hester Capital Management, L.L.C. and their immediate family members.

The law of insider trading is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, a single question can avoid disciplinary action or complex legal problems.  You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Hester Capital Management, L.L.C.), while in the possession of material, nonpublic information, nor may any personnel of HCM communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Hester Capital Management, L.L.C.'s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Hester Capital Management, L.L.C. (“Client Accounts”), you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to the CCO.
•	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action.  This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts.  The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, an Access Person of Hester Capital Management, L.L.C. or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, Hester Capital Management, L.L.C. must make a judgment as to its further conduct.  To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Supervised Persons of Hester Capital Management, L.L.C. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Hester Capital Management, L.L.C. does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities, including securities on the HCM Action List and Bench List, on the “Restricted List.”  Access Persons are prohibited from personally purchasing or selling securities during any period they are listed.  Securities issued by companies about which a number of Access Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

At his or her discretion, the CCO may place certain securities on a “watch list.”  Securities issued by companies about which a limited number of Access Persons possess material, nonpublic information should generally be placed on the watch list.  The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Hester Capital Management, L.L.C. has adopted the following principles governing personal investment activities by Hester Capital Management, L.L.C.'s Access Persons:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Access Persons must not take inappropriate advantage of their positions.

Blackout Periods

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within one (1) business day before or after any client trades in that security unless all of the transactions contemplated by the client in that security have been completed prior to such transaction.    If a securities transaction is executed by a client within one calendar day after an Access Person executed a transaction in the same security, the Access Person’s trade will be unwound.

Interested Transactions

No Access Person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect Beneficial Ownership of any securities of such issuer;
•	any contemplated transaction by such person in such securities;
•	any position with such issuer or its affiliates; and
•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Compliance Procedures

Pre-Clearance Required for Certain Securities

No Access Person shall acquire any Beneficial Ownership in any equity securities, including any Reportable Funds, for his or her account, as defined herein, without the prior written approval of the President, Chief Equity Strategist, or Chief Compliance Officer, who has been provided with full details of the proposed transaction.

An Access Person may, directly or indirectly, acquire or dispose of Beneficial Ownership of a Reportable Security only if: (i) such purchase or sale has been approved by one of the supervisory persons as defined above; (ii) the approved transaction is completed by the close of business on the same trading day approval is received; and (iii) the above designated supervisory person has not rescinded such approval prior to execution of the transaction.   Post-approval is not permitted.

Clearance must be obtained by completing and signing the Pre-clearance Form provided for that purpose by the Chief Compliance Officer. The CCO monitors all transactions by all Access Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front running.

Advance trade clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles and objectives of this Code.

Exchange traded funds (ETFs) are exempted from pre-clearance but not from reporting requirements.

Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer, which must contain the information described below. It is the policy of Hester Capital Management, L.L.C. that each Access Person must arrange for their brokerage firm(s) to send automatic duplicate brokerage trade confirmations of all securities transactions to the CCO.

1. Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

•
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Access Person has any direct or indirect beneficial interest ownership  when the person becomes an Access Person;

•
The name of any broker, dealer or bank, account name and number with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

•	The date that the report is submitted by the Access Person.

The information submitted must be current within 30 days of the date of the report.

2. Annual Holdings Report

Every Access Person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above.  The information submitted must be current as of a date within 30 days of the date of the annual report.

3. Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a Reportable Security in which the Access Persons had any direct or indirect Beneficial Ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and  the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the covered security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the Access Person.

4. Exempt Transactions

An Access Person need not submit a report with respect to:

•	Transactions effected for Reportable Securities held in any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan;
•	Transactions and holdings in Reportable Securities as exempted under the definition of “Reportable Securities” in the Definitions section of this Code.

5. Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or his or her designee will monitor and review all reports required under the Code for compliance with HCM's policies regarding personal securities transactions and applicable SEC rules and regulations.  The CCO may also initiate inquiries of Access Persons regarding personal securities trading.  Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed HCM.  Any transactions for any accounts of the CCO will be reviewed and approved by the President or other above designated supervisory person. The CCO shall at least annually identify all Access Persons.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest.  Hester Capital Management, L.L.C. has adopted the policies set forth below to guide Access Persons in this area.

General Policy

HCM's policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest ;
•
Access Persons should not accept or provide any gifts or favors  that might influence the decisions you or the recipient must make in business transactions involving Hester Capital Management, L.L.C., or that others might reasonably believe would influence those decisions;

•
Modest gifts and favors of de minimis value, which would not be regarded by others as improper, may be accepted or given on an occasional basis.  Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•
Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value (i.e., public and government officials) the law or rule must be followed.

•
Access Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. Additionally, Access Persons are prohibited from considering HCM’s current or anticipated business relationships as a factor in soliciting political donations.

Reporting Requirements

•
Any Access Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Hester Capital Management, L.L.C., including gifts and gratuities with value in excess of $300 per year, must obtain consent from the Chief Compliance Officer before accepting such gift.

•
This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Hester Capital Management, L.L.C.

•
This gift reporting requirement is for the purpose of helping Hester Capital Management, L.L.C. monitor the activities of its employees.  However, the reporting of a gift does not relieve any Access Person from the obligations and policies set forth in this Section or anywhere else in this Code.  If you have any questions or concerns about the appropriateness of any gift, please consult the President or CCO.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Hester Capital Management, L.L.C., the firm gains access to non-public information about its clients.  Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Hester Capital Management, L.L.C. to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”).  All Confidential Client Information, whether relating to HCM's current or former clients, is subject to the Code’s policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding HCM's clients is confidential.   Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction.  HCM does not share Confidential Client Information with any third parties, except in the circumstances outlined in the HCM Privacy Policy as detailed in the Compliance Policy Manual.

Employee Responsibilities

All Access Persons are prohibited, either during or after the termination of their employment with Hester Capital Management, L.L.C., from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above.  An Access Person is permitted to disclose Confidential Client Information only to such other Access Persons who need to have access to such information to deliver HCM's services to the client.

Access Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Hester Capital Management, L.L.C., must return all such documents to Hester Capital Management, L.L.C.

Any Access Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Hester Capital Management, L.L.C. enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those Access Persons who need to know such information to provide HCM’s services to clients;
•
Any Access Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Access Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Hester Capital Management, L.L.C. and all Supervised Persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person clients.  "Nonpublic information," under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information.  Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services.  This requires, where required by law, a registered investment adviser to, pursuant to Regulation S-P to adopt policies and procedures to safeguard the information of natural person clients. The Privacy Policy of HCM is hereby included by reference and is contained in the Compliance Policy Manual, which is in the possession of each and every Access Person.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing HCM's confidentiality and privacy policies.  He or she is also responsible for conducting appropriate employee training to ensure adherence to these policies.  Any exceptions to this policy requires the written approval of the President of Hester Capital Management, L.L.C.

Service as a Director

No Access Person shall serve on the board of directors of any publicly traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that such board service would be consistent with the interest of HCM's clients.  Where board service is approved by Hester Capital Management, L.L.C., the firm shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities

Certification

Initial Certification

All Supervised Persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) if Access Persons, reported all account holdings as required by the Code.

Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All Supervised Persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) if Access Persons, submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised Persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

Records

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•
A record of any violation of Hester Capital Management, L.L.C.'s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person, which shall be retained for five years after the individual ceases to be an Access Person of Hester Capital Management, L.L.C.;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, Access Persons;
•
A record of any decision and reasons supporting such decision to approve an Access Person’s acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All Supervised Persons have a responsibility to promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any reporting of potential or actual violations of the Code may be made on a confidential basis and without interference or consequence to the person reporting any violation.

The CCO shall promptly report to senior management all apparent material violations of the Code.  When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Hester Capital Management, L.L.C.

Code of Ethics

I have read and reviewed the entire contents of Hester Capital Management, L.L.C.'s Code of Ethics and have obtained an interpretation of any provision about which I had a question. I accept responsibility for understanding, complying with and when appropriate, seeking guidance regarding the Code.

I will report violations of the Code, laws or other Hester Capital Management, L.L.C.'s policies of which I am aware or that I suspect have taken place. I understand that I am required to cooperate fully with Hester Capital Management, L.L.C. in any investigation of violations. I understand that my failure to comply with the Code or other policies or procedures may result in disciplinary action, up to and including termination.

Signature: _____________________________________

Date: _____________________________________